UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2012

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

11258 Cornell Park Drive, Suite 608
Blue Ash, Ohio 45242
 (Address of principal executive
offices including zip code)
(513) 824-8297
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 3, 2012, the Board of Directors of Zoo Entertainment, Inc., a Delaware corporation (“Zoo Entertainment”), appointed Jeffrey Schrock to the Board and to serve as a member of its Compensation Committee.

Mr. Schrock has over twenty years of operating and investing experience in technology companies, particularly those operating in the digital media, gaming, consumer internet, enterprise software and mobile application sectors.  He is currently a Managing Director at Union Bay Capital, an institutionally backed private investment fund he co-founded in 2011.  From 2008 to 2011 Mr. Schrock served an Investment Director at Intel Capital (NASDAQ: INTC), where he made and oversaw investments in digital video, gaming, mobile and other consumer technology companies.  Prior to 2008 Mr. Schrock served as Vice President of Corporate Development for RealNetworks (NASDAQ:RNWK).  Mr. Schrock serves as a member of the Board of Directors for Evo Media Group, Inc., LearnLive Technologies and as an observer to the board of directors at Comixology and Lighthouse eDiscovery.

Mr. Schrock, an independent director under applicable standards, will participate in the Company’s standard compensation arrangements for non-employee directors, as more particularly described in the Company’s proxy statement filed with the Securities and Exchange Commission.

There is no arrangement or understanding between Mr.  Schrock  and any other person pursuant to which Mr.  Schrock  was elected as a director of the Company.  There are no transactions in which Mr. Schrock has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zoo Entertainment, Inc.

Date: April 5, 2012	By:	/s/ Mark Seremet
Mark Seremet President and Chief Executive Officer